Patrick Industries, Inc. Reports Fourth Quarter and
Full Year 2016 Financial Results

ELKHART, IN - February 16, 2017- Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of building and component products for the recreational vehicle (“RV”), manufactured housing (“MH”) and industrial markets, today reported its financial results for the fourth quarter and full year ended December 31, 2016.

Fourth Quarter 2016 Financial Results
Net sales for the fourth quarter of 2016 increased $75.2 million or 30%, to $323.9 million from $248.7 million in the same quarter of 2015. The increase was primarily attributable to a 29% increase in the Company’s revenue from the RV industry, which reflected the incremental contribution from acquisitions completed in 2015 and 2016 and industry growth. According to industry sources, RV industry wholesale unit shipments increased approximately 19% in the fourth quarter of 2016 compared to the prior year. Sales to the RV industry represented 74% of the Company’s fourth quarter 2016 sales. Revenue from the MH industry, which represented 14% of the Company’s fourth quarter 2016 sales, increased 28%. According to industry sources, wholesale unit shipments in the MH industry rose approximately 15% from the fourth quarter of 2015. Additionally, sales to the industrial markets increased 40% compared to the prior year period. The industrial market sector, which is tied primarily to residential housing and non-residential construction spending, accounted for 12% of the Company’s fourth quarter 2016 sales. New housing starts in the fourth quarter of 2016 increased approximately 9% compared to the prior year.
For the fourth quarter of 2016, Patrick reported operating income of $22.1 million, an increase of 18% or $3.3 million, from the $18.8 million reported in the fourth quarter of 2015. Net income in the fourth quarter of 2016 increased 13% to $13.6 million from $12.0 million in the fourth quarter of 2015, while net income per diluted share increased 14% to $0.89 from $0.78.
Todd Cleveland, Chief Executive Officer, said, "Our fourth quarter revenues were in line with the strong seasonal demand patterns in the RV and MH industries as well as continued penetration into the industrial market. We were able to grow both our top and bottom line and successfully execute on our strategic and operational initiatives, which included the acquisitions of Sigma Wire International, LLC and KRA International, LLC in December 2016, investing in our strategic capital expenditure program, and our continued expansion plans in certain customer-concentrated regions of the country. Additionally, we increased our overall content per unit in both the RV and MH industries and remain optimistic about the long-term growth potential in these industries as well as the industrial market."
"In terms of wholesale unit shipments, the RV market experienced the best fourth quarter and the highest level of annual shipments in more than 40 years,” stated Andy Nemeth, President. "Retail sales of towable and motorized units, on a combined basis, grew 10% in 2016 based on industry data. Demand in this market continues to expand, supported by favorable demographic trends and we continued our focus on positioning ourselves to be able to fully support our customer base with resources and capacity.”

Full Year 2016 Financial Results
Net sales for 2016 increased $301.6 million or 33%, to $1.2 billion from $920.3 million in 2015. The Company’s revenue from the RV industry, which represented 75% of its 2016 sales, increased 32%. According to industry sources, RV industry wholesale unit shipments increased approximately 15% in 2016 compared to the prior year. Additionally, revenue from the MH industry, which represented 13% of the Company’s full year 2016 sales, rose 26% compared to the prior year as MH wholesale unit shipments increased by approximately 15%. Revenue from the industrial market increased 44% and benefited primarily from acquisitions and market share gains. The industrial market, which accounted for 12% of the Company’s 2016 sales, saw new housing starts increase by approximately 5% for 2016 compared to the prior year. The Company estimates that approximately 50% of its industrial market sales are linked to the residential housing sector and its sales to the industrial markets generally lag new housing starts by approximately six to nine months.
The Company’s RV content per unit for the full year 2016 increased 15% to $2,126 from $1,845 in 2015. The Company's MH content per unit for the full year 2016 increased 8% to $1,966 from $1,825 in 2015.
For 2016, Patrick reported operating income of $90.8 million, an increase of $20.9 million or 30%, from the $69.9 million reported in 2015. Net income in 2016 increased 32% to $55.6 million from $42.2 million in 2015, while net income per diluted share increased 34% to $3.64 from $2.72.
In the fourth quarter of 2016, the Company adopted a new accounting standard related to employee share-based payments that requires excess tax benefits and deficiencies resulting from the vesting or exercise of such payments be recognized in the Company’s income tax provision rather than in additional paid-in capital. Adoption of the new standard requires a retroactive adjustment to the Company's income tax provision previously reported for the first nine months of 2016. As a result of this adjustment, the Company's previously reported nine months 2016 net income and net income per diluted share were increased by $1.3 million and $0.06, respectively, and such increases are reflected in the full year 2016 reported net income and net income per diluted share amounts. The adoption of this standard had no impact on reported net income and net income per diluted share for the fourth quarter of 2016.
The Company invested approximately $159.5 million, in the aggregate, for acquisitions, capital expenditures and stock repurchases in 2016, while total debt, net of cash on hand, increased $62.3 million to $266.1 million at December 31, 2016 from $203.8 million at December 31, 2015. Patrick’s total assets increased $153.4 million to $535.0 million at December 31, 2016 from $381.6 million at December 31, 2015, primarily reflecting the addition of acquisition-related assets and overall growth.
In 2016, the Company repurchased 120,738 shares, in the aggregate, of its common stock at an average price of $43.18 for a total cost of $5.2 million under its stock buyback programs.
“Overall, we are pleased with our full year 2016 performance as our net sales exceeded $1.2 billion," Mr. Nemeth further commented. "We were able to successfully integrate the acquisition of eight companies during the year, make strategic investments into our manufacturing facilities, and expand our geographic footprint in line with key customer capacity expansions, all in alignment with our strategic plan. Consumer optimism and confidence are strong and are aligned with our expectations as we seek to position the Company to aggressively continue to execute on our initiatives and maximize the potential of the markets we serve."
"Looking ahead, we are well-positioned to run parallel with our customers as they expand their operations in anticipation of continued expected growth into 2017. With the ongoing focus on our organizational strategic agenda, the dedication of our over 4,800 talented team members, and the support of all of our business partners, we look forward to continuing to serve our customer base, bring new, innovative products to the marketplace in the primary industries we serve, and further drive shareholder value in 2017,” stated Mr. Cleveland.

Conference Call Webcast
As previously announced, Patrick Industries will host an online webcast of its fourth quarter 2016 earnings conference call that can be accessed on the Company’s website, www.patrickind.com, under “Investor Relations,” on Thursday, February 16, 2017 at 10:00 a.m. Eastern time.
About Patrick Industries
Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, office and household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 16 states. Patrick’s major manufactured products include decorative vinyl and paper laminated panels, countertops, fabricated aluminum products, wrapped profile mouldings, slide-out trim and fascia, cabinet doors and components, hardwood furniture, fiberglass bath fixtures, fiberglass and plastic component products, softwoods lumber, interior passage doors, RV painting, and slotwall panels and components. The Company also distributes drywall and drywall finishing products, electronics and audio systems components, wiring, electrical and plumbing products, cement siding, raw and processed lumber, FRP products, interior passage doors, roofing products, laminate and ceramic flooring, shower doors, furniture, fireplaces and surrounds, interior and exterior lighting products, and other miscellaneous products.
Forward-Looking Statements
This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, a decline in consumer confidence levels, pricing pressures due to competition, costs and availability of raw materials, the imposition of restrictions and taxes on imports of raw materials and components used in our products, information technology performance and security, the availability of commercial credit, the availability of retail and wholesale financing for residential and manufactured homes, the availability and costs of labor, inventory levels of retailers and manufacturers, the financial condition of our customers, retention and concentration of significant customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company's core businesses, the seasonality and cyclicality in the industries to which our products are sold, realization and impact of efficiency improvements and cost reductions, the successful integration of acquisitions and other growth initiatives, increases in interest rates and oil and gasoline prices, adverse weather conditions impacting retail sales, our ability to remain in compliance with our credit agreement covenants, and general economic, market and political conditions. In addition, national and regional economic conditions may affect the retail sale of recreational vehicles and residential and manufactured housing. The Company does not undertake to update forward-looking statements, except as required by law. Further information regarding these and other risks, uncertainties and factors is contained in the section entitled "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2015, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission ("SEC") and are available on the SEC's website at www.sec.gov.
Contact:
Julie Ann Kotowski
Investor Relations
574.294.7511
kotowskj@patrickind.com

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Fourth Quarter Ended		Twelve Months Ended
(thousands except per share data)	Dec. 31, 2016	Dec. 31, 2015	Dec. 31, 2016	Dec. 31, 2015

NET SALES	$323,936	$248,659	$1,221,887	$920,333
Cost of goods sold	270,955	207,208	1,019,418	768,054
GROSS PROFIT	52,981	41,451	202,469	152,279

Operating Expenses:
Warehouse and delivery	9,932	6,952	36,081	27,106
Selling, general and administrative	17,262	12,925	62,183	46,468
Amortization of intangible assets	3,688	2,792	13,368	8,787
Total operating expenses	30,882	22,669	111,632	82,361

OPERATING INCOME	22,099	18,782	90,837	69,918
Interest expense, net	1,987	1,464	7,185	4,319
Income before income taxes	20,112	17,318	83,652	65,599
Income taxes	6,552	5,282	28,075	23,380
NET INCOME	$13,560	$12,036	$55,577	$42,219

BASIC NET INCOME PER COMMON SHARE	$0.90	$0.79	$3.70	$2.76
DILUTED NET INCOME PER COMMON SHARE	$0.89	$0.78	$3.64	$2.72

Weighted average shares outstanding - Basic	15,043	15,314	15,013	15,323
Weighted average shares outstanding - Diluted	15,317	15,494	15,264	15,503

PATRICK INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (Unaudited)

	As of
(thousands)	Dec. 31, 2016	Dec. 31, 2015
ASSETS
Current Assets
Cash and cash equivalents	$6,449	$87
Trade receivables, net	38,455	38,213
Inventories	120,019	89,478
Prepaid expenses and other	7,846	6,119
Total current assets	172,769	133,897
Property, plant and equipment, net	85,483	67,878
Goodwill and other intangible assets, net	274,432	175,365
Deferred financing costs, net	1,728	1,885
Deferred tax assets, net	—	2,004
Other non-current assets	538	555
TOTAL ASSETS	$534,950	$381,584

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current maturities of long-term debt	$15,766	$10,714
Accounts payable	46,752	28,744
Accrued liabilities	23,575	18,468
Total current liabilities	86,093	57,926
Long-term debt, less current maturities, net	256,811	193,142
Deferred tax liabilities, net	4,988	—
Deferred compensation and other	1,610	1,919
TOTAL LIABILITIES	349,502	252,987

SHAREHOLDERS’ EQUITY
Common stock	63,716	57,683
Additional paid-in-capital	8,243	8,308
Accumulated other comprehensive income	27	32
Retained earnings	113,462	62,574
TOTAL SHAREHOLDERS’ EQUITY	185,448	128,597
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$534,950	$381,584

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